Exhibit 99.1

PRESS RELEASE

Da-Lite Screen Company, Inc. Announces Completion of Consent Solicitation and

Indenture Amendments for 12 1/2% Senior Notes Due 2015

Minneapolis and Warsaw, Ind. – April 29, 2011 – Da-Lite Screen Company, Inc. announced today the results of its consent solicitation with respect to its previously announced tender offer for its outstanding 12 1/2% Senior Notes due 2015, or the Notes.

The consent solicitation expired at 5:00 p.m., New York City time, on April 29, 2011 (the “Consent Expiration”). As of the Consent Expiration, Da-Lite was in receipt of tenders and consents representing approximately 99.9% of the outstanding Notes. Accordingly, the percentage of consents received exceeds the requisite consents needed to amend the indenture governing the Notes. Da-Lite and Wilmington Trust Company, as trustee, will enter into a supplemental indenture to effect the proposed amendments, which will become effective upon the purchase of the Notes validly tendered and not validly withdrawn at or prior to the Consent Expiration. In accordance with the Offer to Purchase for Cash, Consent Solicitation Statement and Change of Control Notice dated April 18, 2011, the right of holders to withdraw tendered Notes expired at the Consent Expiration.

Upon satisfaction of the financing condition, which Da-Lite expects to occur on May 4, 2011, Da-Lite intends to accept for purchase all of the Notes validly tendered and not validly withdrawn at or prior to the Consent Expiration. The total consideration to be paid for such Notes will be equal to $1,186.25 per each $1,000 in principal amount, which includes a consent payment of $30.00 per each $1,000 in principal amount, plus accrued and unpaid interest.

The tender offer remains open and is scheduled to expire at 8:00 a.m., New York City time, on May 16, 2011. Remaining holders who validly tender their Notes after the expiration of the consent solicitation and before the expiration of the tender offer will be eligible to receive $1,156.25 per each $1,000 in principal amount of Notes not validly withdrawn, plus accrued and unpaid interest.

The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase for Cash, Consent Solicitation Statement and Change of Control Notice dated April 18, 2011, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the tender offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

Da-Lite has engaged BofA Merrill Lynch to act as the exclusive dealer manager and solicitation agent in connection with the tender offer. Questions regarding the terms of the tender offer may be directed to BofA Merrill Lynch, Debt Advisory Services, at (888) 292-0070 (US toll-free) and (980) 388-9217 (collect).

Da-Lite also announced today the expiration of its previously announced Free Cash Flow Offer made pursuant to the Notice of Repurchase Offer and Offer to Purchase dated April 1, 2011. Such offer expired at 12:00 p.m., New York City time, on April 29, 2011 and no Notes were tendered into such offer.

For further information from Da-Lite contact:

Troy Peifer

(952) 277-3915

This announcement is not an offer to purchase with respect to any securities. The offers relating to the Notes are being made solely by the Offer to Purchase for Cash, Consent Solicitation Statement and Change of Control Notice dated April 18, 2011.

This announcement contains forward-looking statements. All statements, other than statements of historical facts included in this announcement that address activities, events or developments that Da-Lite expects or anticipates to occur in the future are forward-looking statements. These statements are based on Da-Lite’s current expectation and involve risks and uncertainties that could cause Da-Lite’s actual results to differ materially. All forward-looking statements included in this announcement are based on information available to Da-Lite on the date of this announcement. Da-Lite undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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